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                   EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT


                    SCT Software & Resource Management Corporation

                    Campus Pipeline, Inc.

                    SCT Financial Corporation

                    SCT Property, Inc.

                    Systems & Computer Technology Limited

                    SCT Technologies (Canada) Inc.

                    Systems & Computer Technology International B.V.

                    SCT Utility Systems, Inc.